EXHIBIT A

                               STATE OF MICHIGAN

                 BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                      ****

          IN THE MATTER OF THE APPLICATION        )
          OF MCN ENERGY GROUP INC., A MICHIGAN    )
          CORPORATION, FOR CERTIFICATION PURSUANT )  CASE NO. U-11457
          TO SECTION 33(A)(2) OF THE PUBLIC       )
          UTILITY HOLDING COMPANY ACT OF 1935     )
          ----------------------------------------)

                    At the July 31, 1997 meeting of the Michigan
          Public Service Commission in Lansing, Michigan.

                    PRESENT:  Hon. John G. Strand, Chairman
                              Hon. John C. Shea, Commissioner
                              Hon. David A. Svanda, Commissioner

                                     ORDER

                    On July 10, 1997, MCN Energy Group Inc. (MCN) filed an application for certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA), 15 USC 79z-5b.

                    MCN is a diversified energy holding company with natural gas markets and investments throughout North America. These operations encompass both utility and nonutility activities. The principal utility subsidiary of MCN is Michigan Consolidated Gas Company (Mich Con), a natural gas distribution and intrastate transmission company serving 1.2 million customers in more than 500 communities throughout Michigan. Other utility subsidiaries of MCN are Citizens Gas Fuel Company and Southern Missouri Gas Company, L.P. MCN Investment Corporation (MCNIC) is a subholding company of MCN that owns subsidiaries engaged in oil and natural gas exploration and production, natural gas gathering and processing, gas marketing, gas storage, and power generation.

                    On March 10, 1997, the Commission issued an order granting approval of MCN's request in Case No. U-11322 for certification regarding a $60 million investment by MCN and Torrent Exports Limited (TEL) in Torrent Power Private Limited (TPPL), formerly known as Torrent Power Limited Holding Company. The March 10, 1997 order required that MCN provide notice to the Commission of any future
          investments in that project.   MCN states that it intends
          to invest an additional $150 million dollars in TPPL.

                    TPPL currently owns a 30% interest in a 655 megawatt (MW) natural gas/naphtha-fired electric generation project currently under construction near the city of Bharuch, India, (Bharuch Project) and an interest in two electric distribution companies, the Surat Electric Company Ltd. (SECL) and the Ahmedabed Electric Company Ltd. (ACEL). SECL currently serves about 350,000 customers and AECL serves about 850,000 customers.

                    MCN proposes to add approximately $150 million to its investment in TPPL, of which about $100 million will be used to purchase additional shares in AECL and SECL. The remaining $50 million may be used by TPPL to obtain, in conjunction with TEL, an additional 28% share in the Bharuch Project. MCN represents that the $150 million investment accounts for less than 4% of MCN's total assets. MCN will provide at least 30 days' notice of the intent to make additional foreign investment or to increase MCN's interest in TPPL.

                    MCN states that TPPL will operate totally separate from MCN or any of its American subsidiaries. MCN further asserts that the proposed transaction will have no detrimental effect on MCN's financial viability, its capital structure or cost of capital, or tax revenues of Michigan political subdivisions. It further states that the proposed transaction is not detrimental to the public interest.

                    MCN states that it will not seek to recover from its Michigan customers the direct or indirect costs of the investment in TPPL. In addition, MCN commits to providing access to books and records reasonably necessary for the Commission to exercise its jurisdiction. MCN acknowledges that the requested certification does not constitute approval of the proposed investment or a finding that the investment is reasonable.

                    MCN represents that it is exempt from regulation under PUHCA. MCN further represents that TPPL is a foreign utility as defined by PUHCA and will be exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated utility company certifies that the state commission has the authority and resources to protect the utility's ratepayers and that it intends to exercise that authority. MCN requests that the Commission grant that certification with respect to Mich Con.

                    After a review of the application, the Commission finds that it is appropriate to certify that it has the authority and resources under Michigan law to protect Michigan's utility ratepayers and that it intends to exercise that authority. The Commission further finds that ex parte approval is appropriate. The Commission grants the requested certification while reserving the right to prospectively revoke it, as PUHCA permits, and on the condition that Mich Con not seek to recover from Michigan ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certificate is not approval or endorsement of the transaction. Finally, MCN and its affiliates shall provide the Commission at least 30 days' notice of the intent to make additional foreign investment or to increase MCN's interest in TPPL.

                    The Commission FINDS that:

                    a. Jurisdiction is pursuant to 1909 PA 106, as amended, MCL 460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101)
          et seq.; 15 USC 79z-5b; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

                    b. With respect to the transaction described in MCN's application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

                    c.   Ex parte approval is appropriate.

                    THEREFORE, IT IS ORDERED that certification requested by MCN Energy Group Inc. pursuant to 15 USC 79z-5b is granted. With respect to the transaction described in the application, the Commission has the authority and resources to protect ratepayers subject to its jurisdiction and intends to exercise that authority.

                    The Commission reserves jurisdiction and may issue further orders as necessary.

                    Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA
          22.45.

                              MICHIGAN PUBLIC SERVICE COMMISSION

                              /s/ John G. Strand
                              -------------------------------------
                              Chairman
          (SEAL)
                              /s/ John C. Shea
                              -------------------------------------
                              Commissioner

                              /s/ David A. Svanda
                              -------------------------------------
                              Commissioner

          By its action of July 31, 1997.

          /s/ Dorothy Wideman
          ------------------------------------
          Its Executive Secretary